Exhibit 99

CERTEGY INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2002

Revenues	$254,506	$744,717

Operating expenses:
Costs of services	179,132	547,176
Selling, general and administrative	28,718	84,786
Asset impairment and other charges(1)	9,365	9,365
	217,215	641,327

Operating income	37,291	103,390
Other income, net	151	922
Interest expense	(1,619)	(5,345)
Income before income taxes	35,823	98,967
Provision for income taxes	(13,840)	(37,993)

Net income	$21,983	$60,974
Basic earnings per share	$0.32	$0.88
Average shares outstanding	68,850	68,913
Diluted earnings per share	$0.32	$0.87
Average shares outstanding	69,451	69,830

Revenues and operating income of the Company’s reportable segments for the three months and nine months ended September 30, 2002 are as follows:

	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2002
Revenues:
Card Services	$167,609	$497,340
Check Services	86,897	247,377
	$254,506	$744,717
Operating income:
Card Services	$38,876	$94,666
Check Services	12,085	30,647
	50,961	125,313
General corporate expense	(4,305)	(12,558)
Asset impairment and other charges(1)	(9,365)	(9,365)
	$37,291	$103,390

(1)     Asset impairment and other charges of $9.4 million ($0.09 per diluted share for the three months ended September 30, 2002) include $5.2 million of asset impairment charges, a $4.0 million charge for the settlement of a class action lawsuit, net of insurance proceeds, and a $0.2 million severance charge.